0893

INMATE HEALTH SERVICES AGREEMENT

THIS AGREEMENT between the Western Virginia Regional Jail Authority, (hereinafter referred to as the ("Jail"), and Conmed, Inc., a Maryland corporation, (hereinafter referred to as "Conmed"), is entered into as of November 18th, 2008. Services under this Agreement shall commence on February 1, 2009, and shall continue for a period as referenced in Section 8.1.

WITNESSETH;

WHEREAS, the Superintendent is charged by law with the responsibility for obtaining and providing reasonably necessary medical care for inmates of the Western Virginia Regional Jail (hereinafter called "Jail"); and

WHEREAS, the objective of the Superintendent is to provide for the delivery of quality health care to inmates in the Jail in accordance with applicable law; and

WHEREAS, the Authority desires to enter into this Agreement with Conmed to promote this objective; and

WHEREAS, Conmed is in the business of providing correctional health care services and desires to provide such services for the Jail under the terms and conditions hereof,

NOW, THEREFORE, in consideration of the covenants and promises hereinafter made, the parties hereto agree as follows:

ARTICLE I: HEALTH CARE SERVICES

1.1 General Engagement

The Jail hereby contracts with Conmed to provide for delivery of reasonably necessary medical care to individuals under the custody and control of the Jail and Conmed enters into this Agreement according to the terms and provisions hereof.

1.2 Scope of General Services

The responsibility of Conmed for medical care of an inmate starts with the commitment and the physical placement of the inmate into the Jail. Conmed shall provide health care services for all persons committed to the custody of the Jail unless otherwise excluded in this Agreement. On a regular basis, Conmed shall provide, at its own cost unless otherwise excluded in this Agreement, all professional medical, dental, (excluding in-patient psychiatric hospitalization) and related health care and administrative services for the inmates, a comprehensive health evaluation of each inmate following commitment into the Jail in accordance with NCCHC 2008 Standards and ACA 4th Edition ALDF Standards, regularly scheduled sick call, nursing care, regular physician, psychiatrist, and dentist visits to the Jail, hospitalization, medical specialty services, emergency medical care, emergency ambulance services when medically necessary, medical records management, pharmacy services management, administrative support services, and other services, all as more specifically described herein. All screening instruments utilized as part of the delivery of inmate care shall be specifically approved and authorized for use by the Jail Physician. Additionally, staff employed by the Jail shall be treated within the Jail for injuries and/or illness only in an emergency and upon request of the Superintendent. By way of illustration and not limitation, the scope of services provided by Conmed shall include the following services that are further described in the Request for Proposals for Inmate Health Care Services dated 04/11/2008 and Conmed's response to the proposal dated June 27th, 2008 which are incorporated into this agreement by reference: In the event of a conflict between Conmed's response to the proposal and this Agreement, this Agreement shall prevail.

A. Receiving Screening: Officers will complete a computerized intake medical screening form as part of the inmate's intake process. The medical information captured on the form is immediately available to the medical staff through a computer terminal provided by the Jail that is located in the medical unit. Conmed staff shall review each intake medical screening form via the computer as soon as possible after the inmate's screening. Upon notification by an officer of an injury or medical condition identified during the inmate's screening, the health care staff will immediately respond to assess the condition and provide the appropriate medical care or referral. Also, within twenty-four (24) hours of an inmate's admission, Conmed will perform a formal receiving screening that will include the following:

1. Documentation of current illnesses and health problems including, but not limited to any chronic health conditions, presence of infectious disease, history of mental illness, medications taken and special health requirements.

2. Behavioral observations, including state of consciousness, mental status, appearance, conduct, tremors, sweating and whether the inmate is under the influence of alcohol or drugs.

3. For females, inquiry regarding current gynecological problems and pregnancy.

4. Dental problems.

5. Notation of body deformities and ease of movement, etc.

6. Condition of skin and body orifices, including trauma markings, bruises, lesions, jaundice, rashes and infestations and needle marks or other indications of drug abuse.

7. Inquiry into the use of alcohol and other drugs, including types, methods (including needle sharing), date and time last taken, and problems that may have occurred after ceasing use.

8. Behavior, which includes state of consciousness, mental status, appearance, conduct, tremors, sweating and persistent cough or lethargy.

9. Assessment of suicidal risk and past and present treatment or hospitalization for mental disturbance or suicide.

10. Notation of personal physician, special medical diets, and any medical risk.

Disposition may include:

1. Referral to an appropriate health care facility on an emergency basis.
2. Placement in the general inmate population and referral to the appropriate health care service.
3. Placement in the general inmate population.
4. Placement in isolation (awaiting further evaluation).
5. Placement in observation area (awaiting psychiatric evaluation)

6. Documentation of the date and time when referral and/or placement takes place.

B: Health Appraisal: A health appraisal examination shall be completed by a qualified health care professional for each inmate within five (5) business days after arrival at the Jail. The health appraisal, at a minimum, shall include the following:

1. Review of the receiving screening by the responsible physician
2. Complete history and physical examination
3. Tuberculosis and venereal disease testing
4. Height, weight, pulse, blood pressure, and temperature
5. The health assessment of females shall also include, an inquiry about menstrual cycle and unusual bleeding, the current use of contraceptive medications, the presence of an IUD, breast masses and nipple discharge, and possible pregnancy
6. Mental health screening
7. Dental screening
8. Vision and hearing screening
9. Laboratory tests, including VDRL (if indicated), TB Mantoux (All inmates shall receive a PPD placement upon admission to the Jail and subsequent interpretation of the results. VDRL testing shall only be conducted on inmates who are displaying signs and/or symptoms of Syphilis infection at the time of admission)
10. Other tests and examinations as required and indicated
11. Initiation of therapy when appropriate
12. Any abnormal results of the Health Assessment shall be reviewed by the responsible physician for appropriate disposition

C. Daily Triaging of Complaints: Health care complaints from inmates shall be processed at least daily as follows:

1. Health trained personnel shall solicit and act upon all complaints with referrals to qualified health care personnel as required.
2. Routine medical requests for treatment shall be addressed within 24 hours.
3. The responsible physician shall determine the appropriate triage mechanism to be utilized for specific categories of complaints.

D. Physician Clinic:

1. Physician clinic shall be administered by a nurse and held a minimum of Monday through Friday (excluding holidays). If an inmate's custody status precludes attendance at a sick call session, arrangements shall be made to provide physician clinic services at the place of the inmate's confinement.

2. A physician or Mid-Level practitioner shall be on-site up to 24 hours per week and on call twenty-four hours per day, seven (7) days per week to address needs identified during physician clinic.

E. Mental Health Evaluation/Mental Health Services

1. A mental health evaluation of inmates shall be performed no later than fourteen (14) days after admission to the Jail. The evaluation shall be performed by a qualified mental health professional as required by the American Correctional Association and National Commission on Correctional Health Care Standards.

2. A psychiatrist shall be on-site up to 12 hours per week and on call twenty-four (24) hours per day, seven (7) days per week for the purpose of prescribing psychotropic medications and performing medical evaluations of inmates when required.

G. Medical Detoxification Program: A medical detoxification program shall be provided for drug and/or alcohol addicted inmates and will be administered on jail property when medically appropriate.

H. Hospital Care: Hospital care shall be arranged and provided for any inmate under the custody of the Superintendent who in the opinion of the Medical Director requires hospitalization.

I. Specialty Services: In addition to providing the general medical services described above, Conmed shall, at its own cost unless otherwise excluded in this Agreement , provide to inmates at the Jail special medical services including, but not limited to, radiology and laboratory services to the extent such are determined to be

medically necessary by the Jail Physician. Treatment shall be provided on-site to the degree possible. Where non-emergency care is required and cannot be rendered at the Jail, Conmed shall make arrangements with the Superintendent, for the transportation of the inmates to outside providers. At a minimum, Conmed shall provide access, by way of mutual agreement or contract, the following specialty care:

- Obstetrics and Gynecology (OB/GYN - including pregnancy testing and pre-natal care)
- Cardiology
- General Surgery
- Optometry
- Physical Therapy
- Family Planning
- Dermatology
- Ear, Nose and Throat (ENT)
- Orthopedics
- Neurology

J. Emergency Services: Emergency medical treatment shall be provided to inmates, visitors, and Jail Staff as necessary and appropriate on-site. Conmed shall provide, at its own cost unless otherwise excluded in this Agreement, emergency medical care, as medically necessary, to inmates through arrangements to be determined by Conmed with local hospitals in the local community. Conmed shall provide for qualified emergency ambulance transportation services when medically necessary in connection with off-site emergency medical treatment. Such EMS transportation shall be billed as off-site medical costs. Routine transfers shall be the responsibility of the Superintendent in regards to offsite non-emergency treatment.

K. Ancillary Services: Conmed shall be responsible for all ancillary services and supplies including, by way of illustration and not limitation, laboratory services, radiological services, and pharmacy services unless otherwise excluded in this Agreement.

1. All laboratory tests shall be performed at the expense of Conmed unless otherwise excluded in this Agreement. These include but are not limited to, tuberculin skin, syphilis serology, gonorrhea culture, pap smears, hematology, and urinalysis.

2. Conmed shall be responsible for providing pharmaceutical services to the inmates in accordance with applicable Federal, State, and Local statutes as well as applicable standards. Pharmaceuticals shall be tightly controlled, inventoried and stored securely. Conmed shall only be financially responsible for providing pharmaceuticals that are listed on the approved formulary; this specifically excludes HIV medications, Hepatitis medications, and medication for genetic coagulopathies.
3. Conmed shall provide radiological services on-site to the degree possible. Conmed shall be responsible for subcontracting further or additional radiological services.

L. Other Services: Nursing staff shall assist in the collecting of biological samples as required and fall within the appropriate correctional nursing scope of practice. Nursing staff shall not perform body cavity searches, cut inmate's hair, or assist in the forceful removal of body piercings.

M. Dental Care: Conmed will be responsible for providing the following dental services onsite to the inmates in the Jail:

1. Admission dental examinations within 90 days of admission, as well as follow up care, in accordance with NCCHC and ACA standards.
2. Dental treatment, not limited to extractions, when the health of the inmate would otherwise be adversely affected as determined by the dentist.
3. Existing dental equipment is provided and the Jail shall be responsible to provide maintenance, repairs, or replacement as necessary. Conmed shall be responsible for proper care and usage of the equipment. Any additional equipment required other than what is currently provided will be the responsibility of Conmed. The following equipment is provided by the Jail (at a minimum):

- Dental chair
- Delivery System (hand piece control, tray holder with tray, dentist's stool, assistant's stool, exam light)
- Air Compressor
- Vacuum

- X-ray View Box
- Hand-piece - high speed (2)
- Hand piece - low speed (2)
- Oral evacuator and pump
- Fiber optic light source with hose
- Peri pro developer and daylight loader
- Bite wing X-ray Unit
- Autoclave
- Ultrasonic Cleaner
- Lead Apron

N. Pharmaceuticals and Medical Supplies: Conmed shall be responsible for the cost of all prescription and non-prescription medication (as defined by the approved formulary), medical supplies, forms, office supplies, medical records, supplies, books, periodicals, dentures, and prosthetic devices. Conmed shall only be financially responsible for providing pharmaceuticals that are listed on the approved formulary; this specifically excludes HIV medications, Hepatitis medications, and medication for genetic coagulopathies. If medications not listed on the approved formulary are prescribed, Conmed will process such orders and the cost of such prescriptions, including delivery charges will be charged against the CAP as described in Section 1.3 of this Agreement.

All medications shall be ordered by the responsible physician and up to date records of all medication administration shall be maintained by Conmed. Conmed shall be responsible to ensure that all pharmacy services are monitored by a licensed, qualified pharmacist and to comply with the regulations of the federal government and the Commonwealth of Virginia Board Pharmacy, as well as applicable standards of the NCCHC and ACA.

O. Special Medical Program: Conmed will provide all special health care services required, including but not limited to, care for inmates who are chronically or terminally ill, physically handicapped, developmentally disabled or inmates with special mental health needs or convalescing inmates. Individual treatment plans will be developed for all chronically ill, terminally ill and convalescing inmates. Examples of chronic illness include diabetes, hypertension, asthma and epilepsy. The type of treatment will be determined by the needs of the individual inmate, but may include medications, special diets, physical therapy, laboratory tests, dressing changes, and other services defined within the scope of

work as part of the contract. Each treatment plan will be initiated by the Jail physician and detailed in the inmate's medical record.

1.3 Limitation on Catastrophic Medical Service

Conmed shall arrange for outside medical services for any inmate who, in the opinion of the Medical Director (hereinafter meaning a licensed physician), requires such care. Conmed's liability for costs associated with the medical services for inmates rendered outside of the Jail will be limited in the following circumstance to the following amounts: Off-site Provider Cost Cap of $200,000.00 per year for all inmates in the aggregate. The Jail shall be responsible for medical costs that exceed the cap of $200,000.00 per year. The intent of this Section 1.3 is to define Conmed's limit of costs for hospitalization and other medical services rendered outside the Jail, and the cost of non-formulary medications. Conmed will pay for such hospitalization and other medical services rendered outside the Jail, and for non-formulary medications. Any monies remaining in the CAP at the end of the contract year shall be rolled into the next contract year. In the event of dissolution of the medical contract, all monies left in the CAP shall be returned to the Jail within 90 days of the end of the contract.

1.4 Exceptions to Treatment

Conmed will not be financially responsible for the cost of any medical treatment or health care services provided to any inmate prior to the inmate's formal booking and commitment into the Jail.

Furthermore, Conmed will not be financially responsible for the cost of any medical treatment or health care services provided to medically stabilize any inmate prior to the inmate's formal booking and commitment into the Jail.

Once an inmate has been medically stabilized and committed to the Jail. Conmed will be financially responsible for the cost of all medical treatment for health care services, with the exception of medications not listed on the approved formulary and more specifically excludes HIV medications, Hepatitis medications, and medication for genetic coagulopathies. Conmed shall also not be responsible for the cost of off-site care for pre-existing conditions, or the cost of treatment defined as a CAP expenditure. An inmate shall be considered medically stabilized when the medical condition no longer requires immediate emergency medical care or outside hospitalization so that the inmate can be reasonably housed inside the Jail.

Conmed shall not be responsible for medical costs associated with the delivery of infants born to inmates in custody nor any medical care of any infants born to inmates in custody.

Conmed shall provide health care services to pregnant inmates, but health care services provided to an infant following birth will not be the responsibility of Conmed. Conmed shall not be responsible for the costs or furnishing of any therapeutic abortion.

Other than those tests specified in Section 1.2 - K & L - Other Services, Conmed will not be responsible for any medical testing or obtaining samples which are forensic in nature.

1.5 Inmates Outside the Jail

Health care services are intended only for those inmates in the actual physical custody of the Jail. This includes inmates under guard in outside hospitals. Such inmates will be included in the daily population count. No other inmates, including those in outside hospitals who are not under guard, shall be the responsibility of Conmed, nor shall such inmates be included in the daily population count.

Inmates on any sort of temporary release, including, but not limited to, inmates temporarily released for the purpose of attending funerals or other family emergency, inmates on escape status, inmates on probation, parole or supervised custody who do not stay in the Jail over night, will not be included in the daily population count, and will not be the responsibility of Conmed with respect to the payment or furnishing of health care services. The cost of medical services provided to inmates who become ill or are injured while on temporary release will not be the financial responsibility of Conmed after their return to the Jail. This relates solely to the costs relating to the particular illness or injury incurred while on such temporary release.

Inmates in the custody of other police or other Jail jurisdictions at the request of the Jail are likewise excluded from the population count and are not the responsibility of Conmed for the furnishing or payment of health care services.

1.6 Elective Medical Care

Conmed will not be responsible for providing elective medical care to inmates. For purposes of the Agreement, "elective medical care" means medical care, which, if not provided, would not, in the opinion of Conmed's Medical Director, cause the inmate's health to deteriorate or

cause definite harm to the inmate's well-being. Such decisions concerning medical care shall be consistent with general NCCHC standards. Any referral of inmates for elective medical care must be reviewed by the Superintendent prior to provision of such services.

1.7 Transportation Services

To the extent any inmate requires off-site non-emergency health care treatment including, but not limited to, hospitalization care and specialty services, for which care and services Conmed is obligated to pay under this Agreement, the Superintendent will, upon prior request by Conmed, its agents, employees or contractors, provide transportation as reasonably available, provided that such transportation is scheduled in advance.

1.8 Performance Measures

Conmed will maintain NCCHC and ACA accreditations for the Jail throughout the term of this Agreement. In the event Conmed fails to maintain NCCHC or ACA accreditation, Conmed will pay the costs of a NCCHC or ACA resurvey of the Jail, with that cost limited to the actual cost of the necessary resurvey. Conmed shall not be responsible for NCCHC or ACA requirements not under Conmed's direct control or within the scope of Conmed's services.

ARTICLE II: PERSONNEL

2.1 Staffing

(a) Conmed shall provide medical, dental, mental health, technical and support personnel as necessary for the rendering of health care services to inmates at the Jail as described in and required by this Agreement. The staffing chart attached (Attachment B) includes the agreed-upon staffing matrix necessary to provide the health care services required at the Western Virginia Regional Jail. It is understood that Conmed may utilize sub-contractors or personnel provided by its subsidiary companies to provide services under this Agreement, and that all requirements and obligations imposed on Conmed by this Agreement will apply to such sub-contractors and/or subsidiary company personnel. All such Conmed personnel will hereinafter be referred to as "Personnel".

(b) The staffing pattern is based on the assumption that there will be up to an average of 550 inmates. Should the inmate population increase to a level greater than 550 during the contract year, additional health care staffing beyond the positions noted above may be negotiated with the Superintendent. Should a sustained increase occur during the fiscal year, Conmed may review the staffing and propose necessary adjustments in staffing and staffing costs in order to accommodate any additional staff positions which may be needed to serve the increased inmate population. Should a sustained decrease in inmate population occur during the fiscal year or contract year, Conmed may propose a decrease in staffing to an appropriate level for the population at the end of each contract year.

(c) Conmed shall interview each candidate for employment, and/or sub-contractor personnel, and/or subsidiary company personnel, with special focus on technical expertise, emotional stability, and motivation. The final selection shall be subject to approval by the Superintendent or his/her designee. This approval shall not be unreasonably withheld.

(d) Conmed shall engage only licensed and qualified Personnel to provide professional coverage. All medical staff providing services under contract must be licensed to practice in the Commonwealth of Virginia. The Health Services Administrator shall have general responsibility for the successful delivery of health care at the Jail.

(e) An on-site visit to the Jail shall be made by all screened candidates prior to formal decision of employment.

(f) Initial and continued employment of Personnel, shall be subject to approval of the Superintendent or his/her designee for compliance with security regulations.

(g) All Personnel shall be required to pass a background investigation conducted by the Jail staff as a requisite for initial and/or continued employment. The Superintendent or his/her designees reserve the right to immediately revoke the security clearance of any Conmed Personnel consistent with the need to maintain the security and safety of the Jail.

(h) All Conmed personnel shall comply with state, federal, and local laws, regulations, court orders, Administrative Regulations, Administrative Directives, and policies and procedures or the Western Virginia Regional Jail, within a reasonable period of time, or as required by law.

(i) Conmed shall be responsible for paying any and all State and/or Federal income, social security and unemployment taxes for it and its employees. Conmed shall also be responsible for paying any applicable workers' compensation coverage for its employees and any unemployment taxes due to the earnings of its employees.

(j) Conmed shall recruit, select, train, promote, transfer, and release its Personnel, as contemplated hereunder, without regard to race, color, religion, national origin, veteran status, age or sex (except where age, sex or handicap is a bona fide occupational qualification). Furthermore, Conmed, and its sub-contractors and subsidiary companies, shall administer other personnel policies such as compensation, benefits, layoffs, return from layoff, company sponsored training, education, and tuition assistance without regard to race, color, religion, national origin, handicap, veteran status, age or sex.

2.2 Licensure. Certification and Registration of Personnel

All Personnel provided or made available by Conmed to render services hereunder shall be licensed, certified or registered, as appropriate, in their respective areas of expertise as required by applicable Virginia law. Conmed shall provide current copies of all certifications and licenses of their Personnel to the Jail's Accreditation Manager as well as maintain a copy in the medical section.

2.3 Superintendent's Satisfaction with Health Care Personnel

If the Superintendent becomes dissatisfied with any health care Personnel provided by Conmed hereunder, or by any independent contractor, subcontractors or assignee, Conmed, in recognition of the sensitive nature of correctional services, shall, following receipt of written notice from the Superintendent of the grounds for such dissatisfaction and in consideration of the reasons therein, shall exercise its best efforts to resolve the problem. If the problem is not resolved satisfactorily to the Superintendent, Conmed shall remove or shall cause any independent contractor, subcontractor, or assignee to remove the individual about whom the Superintendent has expressed dissatisfaction. Should removal of an individual become necessary, Conmed will be allowed reasonable time to find an acceptable replacement, without penalty or any prejudice to the interest of Conmed.

2.4 Use of Inmates in the Provision of Health Care Services

Inmates shall not be employed or otherwise engaged by either Conmed or the Superintendent in the direct rendering of any health care services. Upon prior written approval of the Superintendent, inmates may be used in positions not involving the rendering of health care services directly to inmates.

2.5 Research Involving Inmates

No research projects involving inmates, other than projects limited to the use of information from records compiled in the ordinary delivery of patient care activities, shall be conducted without the prior written consent of the Superintendent. The conditions under which the research shall be conducted shall be agreed upon by Conmed and the Superintendent and shall be governed by written guidelines. In every case, the written informed consent of each inmate who is a subject of a research project shall be obtained prior to the inmate's participation as a subject.

2.6 Subcontracting and Delegation

In order to discharge its obligations, hereunder, Conmed may engage certain health care professionals as independent contractors rather than as employees. The Superintendent may request to approve such professionals, but approval will not be reasonably withheld. Subject to the approval described above, the Superintendent consents to such subcontracting or delegation. As the relationship between Conmed and these health care professionals will be that of independent contractor, Conmed will not be considered or deemed to be engaged in the practice of medicine or other professions practiced by these professionals. Conmed will not exercise control over the manner or means by which these independent contractors perform their professional medical duties. However, Conmed shall exercise administrative supervision over such professionals necessary to ensure the strict fulfillment of the obligations contained in this Agreement. For each agent and subcontractor, including all medical professionals, physicians and dentists performing duties as agents or independent contractors of Conmed under this Agreement, Conmed shall provide the Superintendent proof that each independent subcontractor is properly covered by the appropriate malpractice insurance in the amount of at least $1,000,000 per occurrence and $3,000,000 in the aggregate. Over and above this coverage, Conmed will maintain liability insurance coverage as provided in Article XI - 11.1 of this Agreement.

2.7 Staffing Paybacks

Should any position of the clinical personnel in the staffing matrix chart not be provided for a period of three days due to causes other than vacation, holiday or sick leave, Conmed agrees to back fill such position with similarly licensed personnel (or more advanced personnel). Should Conmed fail to back fill such vacant positions, Conmed agrees to pay the Jail an amount equal to the salary, for the number of days exceeding three days, of the person defined by the contract staffing matrix.

2.8 Discrimination

During the performance of this contract, the contractor agrees as follows:

The contractor will not discriminate against any employee or applicant for employment because of race, religion, color, sex, national origin, age, disability, or other basis prohibited by state law relating to discrimination in employment, except where there is a bona fide occupational qualification reasonably necessary to the normal operation of the contractor. The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

The contractor, in all solicitations or advertisements for employees placed by or on behalf of the contractor, will state that such contractor is an equal opportunity employer.

Notices, advertisements and solicitations placed in accordance with federal law, rule or regulation shall be deemed sufficient for the purpose of meeting the requirements of this section.

The contractor will include the provisions of the foregoing paragraphs a, b and c in every subcontract or purchase order of over $ 10,000, so that the provisions will be binding upon each subcontractor or vendor.

The contractor does not, and during the term of this contract will not, knowingly employ an unauthorized alien as defined in the federal Immigration Reform and Control Act of 1986.

The Jail does not discriminate against faith-based organizations. For the purposes of this section, "faith-based organization" means a religious organization that is or applies to be a contractor to provide goods and services for programs funded by the block grant provided pursuant to the Personal Responsibility and Work Opportunity Reconciliation Act of 1996, P.L. 104-193.

ARTICLE III: ACCREDITATION

3.1 Obligation of Conmed

During the term of this Agreement, Conmed's services shall meet the health care standards promulgated by the National Commission on Correctional Health Care (NCCHC) for Health Services in Facilities (2008 Standards) and American Correctional Association (ACA) 4th Edition for Adult Local Detention Facilities. This obligation shall include the providing of written reports, on-site reviews, preparation of forms and applications and attendance at meetings as required by the Superintendent. Conmed shall not be responsible for NCCHC or ACA requirements not under Conmed's direct control or within the scope of Conmed's services. Conmed shall ensure compliance with the ACA 4th Edition ALDF Standard and the NCCHC 2008 Standards. Conmed shall update all standards in accordance with the appropriate accrediting bodies.

ARTICLE IV: EDUCATION

4.1 Inmate and Staff Education

(a) Conmed shall conduct an ongoing health education program for inmates and Jail staff with the objective of raising the level of inmate health and health care. Conmed may participate in training offered by the Jail.

(b) Training for the Jail staff and Contract personnel may include but not be limited to, CPR training, first aid training, blood-borne pathogen (HIV & HBV, HCV) diseases, emergency procedures training, identification of emotional and psychological problems, recognizing signs and symptoms of alcohol and substance abuse, and other medically-related training programs as deemed necessary by the Superintendent. In-service training will be available on all of the above topics at least annually. Each staff member will be trained in first aid annually. Training programs shall be coordinated between the Conmed Health Services Administrator and the Jail's Training Officer, as designated by the Superintendent.

(c) Conmed shall provide appropriate in-service training for all health care staff in accordance with ACA and NCCHC standards. The

selected topics which require staff training shall be identified on an on-going basis through the Quality Improvement Program.

ARTICLE V: REPORTS AND RECORDS

5.1 Medical Records

(a) Conmed shall utilize the jail's information management system (JMS and Electronic document management system) to maintain a medical record for each inmate who has received health care services. The medical record shall be maintained pursuant to applicable law and will be kept separate from the inmate's confinement record. Under most circumstances, the inmate medical record will be maintained in electronic format. A complete copy of the applicable medical record shall be available to accompany each inmate who is transferred from the Jail to another location for off-site services. Medical records shall be kept confidential, and Conmed will follow the Jail's policy with regard to access by inmates and Jail staff to medical records, subject to applicable law regarding confidentially of such records. No information contained in the medical records shall be released by Conmed except as provided by Jail's policy, by a court order, or otherwise in accordance with applicable law. At the termination of this Agreement, all medical records shall be delivered to and remain the property of the Superintendent. However, Conmed may have access to inmate medical records, after the contract period, under circumstances as allowed by law.

(b) Conmed shall seek and obtain from any inmate information concerning any health insurance the inmate may have that would cover services rendered by Conmed hereunder, and the Jail will cooperate fully with Conmed in its efforts to secure this information. Whenever outside medical providers are utilized, Conmed will attempt to identify "pre-existing" medical conditions which will be considered the financial responsibility of the inmate.

(c) The Superintendent shall provide Conmed with information pertaining to inmates that Conmed identifies as reasonable and necessary for Conmed to adequately perform its obligations hereunder.

5.2 Regular Reports by Conmed to the Superintendent

Conmed shall provide monthly written reports detailing the overall operation of the health care services program and the general health of

inmates committed to the custody of the Jail. The following reports by way of illustration and not limitation shall be provided:

(a) Monthly status report of services provided to inmates
(b) Monthly report on services provided to individual inmates and the costs applied against the annual aggregate CAP.
(c) Monthly, quarterly, and annual reports for the analysis of services provided
(d) Findings of the Medical Audit Committee
(e) Issues and concerns identified at administrative meetings with Jail officials
(f) Other reports required by the Superintendent, National Commission On Correctional Health Care standards, American Correctional Association standards, and the Virginia Department of Corrections standards

5.3 Inmate Information

Subject to the applicable Virginia law, in order to assist Conmed in providing the best possible health care services to inmates, the Superintendent will provide Conmed with information pertaining to inmates that Conmed and the Superintendent mutually agree that is reasonable and necessary for Conmed to adequately perform its obligation hereunder.

5.4 Conmed Records Available to the Superintendent with Limitations on Disclosure

Conmed shall make available to the Jail upon request, all records, documents and other papers relating to the direct delivery of health care services to inmates hereunder. The Jail understands that many of the systems, methods, procedures, written materials and other controls employed by Conmed in the performance of its obligations hereunder are proprietary in nature and will remain the property of Conmed. Information concerning such may not, at any time, be used, distributed, copied or otherwise utilized by the Jail, except in connection with the delivery of health care services hereunder, or as permitted or required by law, unless such disclosure is approved in advance in writing by Conmed.

5.5 Jail's Records Available to Conmed with Limitations on Disclosure

During the term of this Agreement and for a reasonable time thereafter, the Superintendent will provide Conmed, at Conmed's request, the Superintendent's records relating to the provision of health care services to inmates as may be reasonably requested by Conmed or as are

pertinent to the investigation or defense of any claim related to Conmed's conduct. Consistent with applicable law, the Superintendent will make available to Conmed such records as are maintained by the Superintendent, hospitals and other outside health care providers involved in the care or treatment of inmates (to the extent the Superintendent has any control over those records) as Conmed may reasonably request. Any such information provided by the Superintendent to Conmed that the Jail considers confidential shall be kept confidential by Conmed and shall not, except as may be required by law, be distributed to any third party without the prior written approval of the Superintendent.

ARTICLE VI: SECURITY

6.1 General

Conmed and the Jail understand that adequate security services are necessary for the safety of the agents, employees and subcontractors of Conmed as well as for the security of inmates and Jail's staff, consistent with the correctional setting. The Jail will provide sufficient security to enable Conmed to safely and adequately provide the health care services described in this Agreement. Nothing herein shall be construed to make the Superintendent, his/her officers or employees a guarantor of the safety of Conmed employees, agents or subcontractors, including their employees.

6.2 Loss of Equipment and Supplies

The Jail shall not be liable for loss of or damage to equipment and supplies of Conmed, its agents, employees or subcontractors unless such loss of damage was caused by the actions of the Superintendent or his/her employees that are not covered by the doctrine of sovereign immunity, or the purposeful behavior of the jail inmates.

6.3 Security During Transportation Off-Site

The Jail will provide security as necessary and appropriate in connection with the transportation of any inmate between the Jail and any other location for off-site services as contemplated herein.

ARTICLE VII: OFFICE SPACE, EQUIPMENT, INVENTORY AND SUPPLIES

7.1 General

The Jail agrees to provide Conmed with office space, facilities, internet access, the existing equipment in place in the jail's medical unit upon the implementation of this contract, utilities including all local telephone costs. Conmed will be responsible for all long distance telephone costs. The Jail will provide necessary maintenance and housekeeping of the office space and facilities. Conmed agrees it has inspected the Jail and medical office space and facilities and that such space and facilities are sufficient for its agents, employees and subcontractors to perform all of the obligations required under this Agreement. The Jail shall be responsible for providing substitute space should the designated facilities become unsafe for any reason.

7.2 Delivery of Possession

Upon commencement of the contract, the Jail and Conmed will jointly inventory all supplies and equipment and document the condition of all items. The Jail and Conmed shall conduct annual inventories of all Jail owned equipment and provide the inventory to the Jail's Business Manager. Beginning on the date of commencement of this Agreement the Jail will provide to Conmed, possession and control of all Jail owned medical and office equipment and supplies in place at the Jail's health care unit. At the termination of this or any subsequent Agreement; Conmed will return to the Jail's possession and control all supplies, medical and office equipment, in working order, reasonable wear and tear accepted, which were in place at the Jail's health care unit prior to the commencement of services under this Agreement.

7.3 Maintenance and Replenishment of Equipment

During the term of this Agreement, Conmed shall be responsible for the proper operation and cleaning of all Jail's medical unit equipment necessary for the performance of this contract. Routine preventive maintenance, repair and replacement of Jail owned equipment shall be the responsibility of the Jail. If additional equipment and instruments are required by Conmed during the term of this Agreement, it shall be the responsibility of Conmed to purchase such items at its own cost. At the end of this Agreement, or upon termination, the Jail shall be entitled to purchase Conmed's equipment and instruments upon a mutually agreed depreciation schedule.

7.4 General Maintenance Services

The Jail will provide, for each inmate receiving health care services, the same services and facilities provided by the Jail for all inmates at the Jail

including, but not limited to, daily housekeeping services, dietary services, building maintenance services, personal hygiene supplies and services, and linen supplies.

ARTICLE VIII: TERM AND TERMINATION OF AGREEMENT

8.1 Term

The initial term of this Agreement shall be one (1) year commencing February 1st, 2009 and ending February 1st, 2010. The Jail may extend the contract for additional one (1) year terms, up to a maximum of three (3) years including the initial one year term, if mutually agreeable in writing by the Superintendent and Conmed. By November 30th of each contract year, the parties shall indicate whether it is their intention to seek a renewal of the contract and define any specific terms and conditions they may seek to change for the forthcoming contract year, including pricing and CPI changes. Any preliminary agreement reached regarding renewal shall be subject to the approval of the Western Virginia Regional Jail Authority Board and the appropriation of funding.

8.2 Termination

This Agreement may be terminated as otherwise provided in this Agreement as follows:

(a) Termination by Cause: The Jail may terminate this Agreement at any time if Conmed fails to carry out the provisions of the Agreement or to make substantial progress under the terms specified in this Agreement. The Superintendent shall provide Conmed with written notice of conditions the Jail believes justify termination of the Agreement. If after notice, Conmed fails to remedy the condition contained in the notice within a reasonable time period not to exceed 90 days, the Jail may issue an order to stop work immediately. The Superintendent will be obligated to reimburse Conmed only for those services rendered prior to the date of notice of termination, less any liquidated damages that may be assessed for non-performance. Conmed may terminate this Agreement at any time if the Jail fails to carry out the provisions of the Agreement or to make substantial progress under the terms specified in this Agreement. Conmed shall provide the Jail with written notice of conditions that Conmed believes justify termination of the Agreement and if the Jail fails to remedy the

condition contained in the notice within a reasonable time not to exceed 90 days Conmed may terminate the this Agreement.

(b) Termination by Agreement: In the event that each of the parties mutually agrees in writing, this Agreement may be terminated on the terms and date stipulated therein.

(c) Annual Appropriations and Funding: This Agreement is subject to the annual appropriation of funds by the Western Virginia Regional Jail Authority. Notwithstanding any provision herein to the contrary, if funds are not appropriated for this Agreement, then the Jail shall be entitled to immediately terminate this Agreement, without penalty or liability beyond payment for services rendered prior to the notice of termination.

(d) Unless otherwise agreed to by the Jail and Conmed, this Agreement shall become null and void on the last day of the fiscal year for which appropriations were received.

8.3 Responsibility for Inmate Health Care

Upon termination of this Agreement, all responsibility for providing health care services to all inmates, including inmates receiving health care services at sites outside the Jail will be transferred from Conmed to the Superintendent.

ARTICLE IX. ADMINISTRATION

9.1 Policies and Procedures

Conmed shall implement site specific policies, procedures and protocols for the health care unit and medical staff which are compliant with American Correctional Association standards, National Commission on Correctional Health Care standards, and Virginia Department of Corrections minimum standards for jails and lockups. In areas which impact upon the security and general administration of the Jail, the polices and procedures of Conmed are subject to review and approval of the Superintendent. Subsequent modifications to the policies and procedures shall be made by the Medical Audit Committee and approved by the Superintendent or his/her designee.

9.2 Unusual Incidents

Conmed shall be responsible for ensuring that its staff reports any problems and/or unusual incidents to the Superintendent or his designee.

9.3 Public Relations

The Health Services Administrator or his/her designee shall represent the health care unit in discussions with local civic groups or visiting officials as mutually agreed upon by both parties.

9.4 Utilization Management

On a daily basis, Conmed shall review the health care status of inmates admitted to hospitals to ensure that the duration of hospitalization is not longer than medically required by best practices.

9.5 Program Support Services

The following program support services by way of illustration and not limitation shall be provided by Conmed:

(a) Conmed shall establish a Medical Audit Committee. The Medical Audit Committee shall be responsible for developing, recommending, and implementing all policies and procedures necessary for the operation of the health care program at the Jail. The Medical Audit Committee shall also review and evaluate the performance of the health care program, review issues associated with quality of care, and approve all health care policies and procedures. The Medical Audit Committee shall meet at least monthly and consist of a corporate staff member from Conmed, the Jail Physician, Health Services Administrator, the Superintendent and/or his/her designee, and others as the Superintendent or Conmed deems appropriate.

(b) Conmed shall establish a Quality Improvement Program. The Quality Improvement Program shall focus on ensuring that quality health care services are provided to all inmates. The Quality Improvement Program shall incorporate a methodology for assessing the quality of the clinical practice, inmate and staff education programs, and program administration.

(c) Conmed shall establish a Cost Containment Program. The Cost Containment Program shall focus on the implementation of mechanisms to control health care costs and the identification of areas where savings can be realized. Conmed, and its third party

administrator (TPA) shall negotiate with local healthcare providers to establish the lowest available cost for off-site medical care

(d) Conmed shall establish a methodology and system for collecting, analyzing, and reporting statistical information on the utilization of health care services at the Jail.

(e) Conmed shall establish and implement policies and procedures for handling inmate complaints. Conmed shall provide a written response to inmate complaints. A copy of the written response to inmate complaints shall be forwarded to the Superintendent or his/her designee.

(f) Conmed shall establish short-term and long term goals for the health care program for the Jail. Measurable objectives, with strategies for the achievement of each objective shall be developed. Conmed shall report to the Superintendent or his/her designee progress toward meeting the established goals and objectives.

ARTICLE X: COMPENSATION

Base Compensation

The Jail will pay to Conmed the sum of $ 1,719,698.00 for the first twelve months of this Agreement, payable in twelve (12) monthly installments of $143,308.00 each. Conmed shall submit a billing invoice to the Superintendent at the beginning of each monthly billing period which shall be payable within thirty (30) calendar days after the date of receipt by the Superintendent of a correct billing invoice. If an incorrect billing invoice is submitted, payment shall be made within thirty (30) calendar days of receipt of a corrected billing invoice. At the end of each monthly billing period adjustments shall be determined and reflected on subsequent billing periods. In the event this Agreement should commence or terminate on a date other than the first or last day of any calendar month, compensation to Conmed will be prorated accordingly for the shortened month.

OFF-SITE MEDICAL SERVICES CAP

Conmed shall arrange and pay for outside medical services for any inmate who, in the opinion of the Medical Director (hereinafter meaning the Jail Physician), requires such care. Conmed's liability for costs associated with the medical services for inmates rendered outside of the

Jail and the cost of non-formulary medications will be limited in the following circumstance to the following amounts: Outside Provider Cost Cap of $200,000.00 per year for all inmates in the aggregate. The Jail shall be responsible for medical costs that exceed the cap of $200,000.00 per year. Conmed shall prepare a monthly CAP expenditure report for the Superintendent. The report shall include all expenditures for medical services rendered under the off-site medical services and non-formulary medications CAP. Any monies remaining in the CAP at the end of the contract year shall be rolled into the next contract year. In the event of dissolution of the medical contract, all monies left in the CAP shall be returned to the Jail within 90 days after the end of the contract. Payment of the CAP funds shall occur at the beginning of each fiscal year except as otherwise provided in this contract. The Jail shall pay for expenses incurred above the CAP within 30 days of the receipt of the monthly invoice for payment and receipt of the Superintendent's monthly expenditure report.

10.2 Increases in Inmate Population.

The parties agree that the annual base price is calculated based upon an average daily inmate base population of the Jail.

(a) A per diem cost per inmate of $1.99 shall be used as a basis for the portion of charges payable to Conmed in the case of fluctuation in the Jail population over 550 inmates and reimbursement to the Jail in the case of fluctuation in the Jail population under 500 inmates. When the number of inmates in the custody of the Superintendent averages in excess of 550 inmates per monthly billing period, Conmed shall be paid, in addition to the annual contract price payment, an amount equal to the number by which the average of 550 is exceeded during the referenced month times the per diem rate times the number of days in the affected monthly billing period.

(b) Whenever the daily number of inmates in the custody of the Superintendent averages below 500 inmates per monthly billing period, Conmed shall reimburse or deduct from the annual contract price payment, an amount equal to the number by which the average is below 500 inmates during the referenced month times the per diem rate times the number of days in the affected monthly billing period.

(c) The inmate population shall be determined as of 7:00 a.m. every Tuesday of the contract term and the population for all of the Tuesdays in a billing period divided by the number of Tuesdays in

the billing period shall be the average population for the computation for that monthly billing period.

(d) Payment for per diem charges or reimbursements resulting from population fluctuations payment shall be made within thirty (30) calendar days of the end of each monthly billing period.

(e) This per diem is intended to cover additional-costs in those instances where minor, short-term increases in the inmate population result in the higher utilization of routine supplies, and services. However, the per diem is not intended to provide for any additional fixed costs, such as new staffing positions, which might prove necessary if the inmate population grows significantly and if the population increase is sustained. Prior to November 30th, of each contract year, Conmed may propose to the Superintendent an increase in its cost for services in order to continue to provide services to the increased number of inmates and maintain the quality of care. Final approval of proposed increases in the contract pricing in order to continue to provide services to an increased inmate population rests with the Superintendent.

Compensation Escalator

For the initial period of the contract, the Jail will provide a sum of $50,000.00 to Conmed for the purpose of paying expenditures under the CAP. On July 1st, 2009, the Jail intends to provide an additional $200,000.00 for the purpose of paying expenditures under the CAP. Any amount of the initial $50,000.00 dollar investment to the CAP that is not used or encumbered from February 1st to June 30th shall be kept in the CAP and added to the July 1st investment of $200,000.00
The compensation (i.e., annual base price and per diem rate as defined in Sections 10.1 and 10.2, respectively) to Conmed may be increased on July 1 of each year by the average percentage increase of the Consumer Price Index (CPI), Medical Service Component (MSC) for the Northeast and for the South. The CPI adjustment for each successive twelve (12) month period shall be determined by comparing the CPI medical services component for May of the current contract year with the CPI for the same period of the prior year. The resultant percentage increase shall be multiplied by the annual base price and shall also be multiplied by the per diem rate to determine the subsequent annual price and the subsequent per diem rate. Such CPI increases shall not exceed 5% of the contract price. Conmed shall provide the final CPI adjustment percentage to the Jail by June 20th, of each contract year. At that time, the contract shall be amended to reflect the actual value of the contract.

10.4 Inmates from Other Jurisdictions

Medical care rendered within the Jail to inmates from other jurisdictions housed in the Jail pursuant to contracts between the Superintendent and such other jurisdictions will be the responsibility of Conmed. Medical care that cannot be rendered in the Jail will be arranged by Conmed, but Conmed shall have no financial responsibility for such services. Conmed shall be provided the name and responsible jurisdiction of any inmate housed in the jail for whom Conmed is not responsible for the cost of off-site medical costs. Conmed shall be provided the billing information of the jurisdiction and Conmed will arrange for the responsible jurisdiction to be billed for all off-site medical costs or other medical services identified in this agreement, for which Conmed is not responsible.

ARTICLE XI: LIABILITY AND RISK MANAGEMENT

11.1 Insurance

During the term of this Agreement, Conmed shall maintain the following professional liability insurance coverage:

a) Workers' Compensation: Conmed shall provide all statutorily required benefits for Workers Compensation under Virginia law.

b) Claims made professional liability insurance for the applicable Statutes of Limitations periods for medical services described hereunder, with coverage to include claims arising under Part 42, U.S.C. Section 1983, and any similar Federal and State statues, in the amount of $1,000,000 per occurrence and $3,000.000 in the aggregate annually.

c) "Claims Made" commercial general liability insurance shall be maintained with the following limits:

$1,000,000 each occurrence
$1,000,000 personal and advertising injury
$3,000,000 aggregate
$1,000,000 products/completed operations

d) An umbrella form excess liability insurance policy may be used to help achieve the above limits. It must be furnished with a certificate or endorsement stating that it applies to the specific policy numbers indicated for the insurance providing the professional liability and commercial general liability insurance.

e) Conmed shall name the Western Virginia Regional Jail, the Superintendent, and officers and agents and employees of each, as additional insured's upon execution of the contract. Conmed shall provide the Jail with a standard notice of insurance cancellation or written notification of any reduction in the policy amounts.

f) Performance Bond: Conmed shall provide the Western Virginia Regional Jail Authority with a performance bond equal to the total annual value of the contract. The performance bond shall be renewed annually and shall be paid for in full by Conmed, Inc.

11.2 Hold Harmless

Conmed shall indemnify, defend and hold the Jail, and officers, agents and employees of each, harmless from and against any claims arising out of the performance or non-performance by Conmed of its obligations hereunder; provided, however, Conmed will not be responsible for any claim arising out of (i) the Superintendent or his/her officers, agents or employees preventing an inmate from receiving medical care ordered by Conmed or its agents or (ii) failure by the Superintendent or his/her officers, agents or employees to exercise good judgment in promptly presenting an ill or injured inmate to Conmed for treatment. The Superintendent shall immediately notify Conmed of any incident, claim or lawsuit of which the Superintendent becomes aware and shall fully cooperate in the defense of such claim, but Conmed shall retain sole control of the defense while the action is pending.

The Superintendent, to the extent permitted by law, does hereby agree to indemnify and hold harmless Conmed, its agents, servants, employees and medical staff from any and all injuries, claims, actions, lawsuits, damages, judgments or liabilities of any kind whatsoever arising out of the operation and maintenance of the Jail and the custody of inmates except as would relate to any injury, claim action, lawsuit, damage, judgment or liability caused by or contributed to by the negligence of Conmed, its agents, servants, employees or medical staff to the extent of such negligence.

ARTICLE XII: MISCELLANEOUS

12.1 Independent Contractor Status

The parties acknowledge that Conmed is an independent contractor. Nothing in this Agreement is intended nor shall be construed to create an

agency relationship, an employer/employee relationship, or a joint venture relationship among the parties.

12.2 Assignment and Subcontracting

Conmed shall not assign, transfer, convey, sublet, or otherwise dispose of this award, or any or all of its rights, obligations, or interests under this Agreement without the prior written consent of the Superintendent. Any such assignment or subcontract shall include the obligations contained in this Agreement. Any assignment or subcontract shall not relieve Conmed of its independent obligation to provide the services and be bound by the requirements of this Agreement. Such consent for assignment shall not be unreasonably withheld.

12. Drug Free Workplace

During the performance of this contract, the contractor agrees to (i) provide a drug-free workplace for the contractor's employees; (ii) post in conspicuous places, available to employees and applicants for employment, a statement notifying employees that the unlawful manufacture, sale, distribution, dispensation, possession, or use of a controlled substance or marijuana is prohibited in the contractor's workplace and specifying the actions that will be taken against employees for violations of such prohibition; (iii) state in all solicitations or advertisements for employees placed by or on behalf of the contractor that the contractor maintains a drug-free workplace; and (iv) include the provisions of the foregoing clauses in every subcontract or purchase order of over $ 10,000, so that the provisions will be binding upon each subcontractor or vendor.

For the purposes of this section, *"drug-free workplace"* means a site for the performance of work done in connection with a specific contract awarded to a contractor in accordance with this chapter, the employees of whom are prohibited from engaging in the unlawful manufacture, sale, distribution, dispensation, possession or use of any controlled substance or marijuana during the performance of the contract.

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12.3 Notice

Unless otherwise provided herein, all notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally in hand or sent by certified mail, return receipt requested, postage prepaid on the date posted, and addressed to the appropriate party at the following address or to any other person at any other address as may be designated in writing by the parties:

A. Superintendent
Superintendent Charles I. Poff, Jr.
Western Virginia Regional Jail
5885 West River Road
Salem, Virginia 24153

B. Richard Turner, PhD., Chairman and Chief Executive Officer
Conmed, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076

Notices shall be effective upon receipt.

12.4 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed according to, the laws of the Commonwealth of Virginia, except as specifically noted.

12.5 Entire Agreement

This Agreement constitutes the entire agreement of the parties and is intended as a complete and exclusive statement of the promises, representations, negotiations, discussions and agreements that have been made in connection with the subject matter hereof. No modifications or amendments to this Agreement shall be binding upon

the parties unless the same is in writing and signed by the respective parties hereto. All prior negotiations, agreements and understandings with respect to the subject matter of this Agreement are superseded hereby.

12.6 Amendment

This Agreement may be amended or revised only in writing and signed by all parties.

12.7 Waiver of Breach

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

12.8 Other Contracts and Third-Party Beneficiaries

The parties agree that Conmed shall take all reasonable steps necessary to insure availability of third party reimbursement such as Medicaid, Medicare or other health insurance coverage. The parties agree that they have not entered into this Agreement for the benefit of any third person or persons, and it is their express intention that the Agreement is intended to be for their respective benefit only and not for the benefit of others who might otherwise be deemed to constitute third-party beneficiaries hereof.

12.9 Medical Treatment Co-Payment Program

In accordance with the Superintendent's policy and procedures, Conmed shall support and continue the Jail's medical treatment program that requires inmates to pay a portion of the cost associated with providing medical treatment. Conmed shall be required to complete the "Inmate Charge Sheet" and have inmates sign for services rendered and to provide information as required by Superintendent's personnel.

12.10 Severability

In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of the Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

12.11 Force Majeure

Neither party shall be held responsible for any delay or failure in performance (other than payment obligations) to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government regulation, civil or military authority, act of God, acts or omissions of carriers or other similar causes beyond its control.

12.12 Effect of This Agreement

This Agreement constitutes the complete understanding between the parties with respect to the terms and conditions set forth herein and supersedes all previous written or oral agreements and representations. The terms and conditions of this Agreement shall control over any terms and conditions in any solicitation, request for proposal, proposal, purchase order, acknowledgment, or other written form. This Agreement may be modified only in writing that expressly references this Agreement and is executed by both of the parties hereto.

12.13 Liaison

The Superintendent or his/her designee shall be the liaison with Conmed's President or designee.

IN WITNESS WHEREOF, the parties have executed this Agreement in their official capacities with legal authority to do so.

Western Virginia Regional Jail	CONMED, INC.
By: [signature]	By: [signature]
Charles I. Poff, Jr., Superintendent	Name and Title,
Date: December 4, 2008	Date: 11/26/2008
ATTEST: [signature]	ATTEST: [signature]
Witness	Witness
Date: 12/4/08	Date: 11/26/08

Attachment B

CONMED STAFFING MATRIX - ADP 550 — **Western Virginia Regional Jail**

	Sat		Sun		Mon		Tue		Wed		Thu		Fri		Weekly Hrs	FTE
Medical Director					D	4	D		D	4					8	0.2
Mid-level (PA/NP) - MAIN							D	4			D	4	D	8	16	0.4
Dentist							D	2	D	4	D	4			10	0.25
Health Service Administrator (RN)					D	8	D	8	D	8	D	8	D	8	40	1
Adminlstative Assistant					D	8	D	8	D	8	D	8	D	8	40	1
Medical Records Clerk					D	8	D	8	D	8	D	8	D	8	40	1
IC/CQI Nurse															0	0
Clinical Staff - Main Jail																
Director of Nursing - RN															0	0
Clinic Nurse (RN)	D	8	D	8											16	0.4
Clinic Nurse (RN)	E	8	E	8	E	8	E	8	E	8	E	8	E	8	56	1.4
Clinic Nurse (RN)	N	8	N	8	N	8	N	8	N	8	N	8	N	8	56	1.4
Clinic Nurse (LPN)	D	8	D	8	D	8	D	8	D	8	D	8	D	8	56	1.4
Clinic Nurse (LPN)	E	8	E	8	E	8	E	8	E	8	E	8	E	8	56	1.4
Clinic Nurse (LPN)	N	8	N	8	N	8	N	8	N	8	N	8	N	8	56	1.4
CMA - clinic					D	8	D	8	D	8	D	8	D	8	40	1
Med Pass Nurse (LPN)	D	16	D	16	D	16	D	16	D	16	D	16	D	16	112	2.8
Med Pass Nurse (LPN)	E	8	E	8	E	8	E	8	E	8	E	8	E	8	56	1.4
Booking/intake nurse (RN) day					D	8	D	8	D	8	D	8	D	8	40	1
Dental Assistant - main							D	2	D	4	D	4			10	0.25
Mental Health																
Psychiatrist					D	4	D	2			D	4	D	2	12	0.3
Mental Health Professional	D	8			D	8	D	8	D	8	D	8	D	8	48	1.2
Mental Health Professional															0	0
Total		80		72		120		122		124		128		122	768	19.200